As filed with the Securities and Exchange Commission on December 31, 2014
Registration No. 333-186691
_________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________________________
Post-Effective Amendment No. 1 to Form S-8 Registration Statement
No. 333-186691
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

REMY INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-1744351
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
600 Corporation Drive Pendleton, Indiana	46064
(Address of Principal Executive Offices)	(Zip Code)
Remy International, Inc. Omnibus Incentive Plan
(Full Title of the Plan)
John J. Pittas
President and Chief Executive Officer
600 Corporation Drive
Pendleton, Indiana 40604
(Name and Address of Agent for Service)
(765) 778-6499
(Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8 (Reg. No.333-186691) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Remy International, Inc. (formerly known as New Remy Holdco Corp.), a Delaware corporation (“Remy”), as the successor registrant to Remy Holdings, Inc. (formerly known as Remy International, Inc.), a Delaware corporation (the "Predecessor Registrant").
On December 31, 2014, Remy and the Predecessor Registrant consummated the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of September 7, 2014, by and among New Remy Corp., Remy International, Inc., New Remy Holdco Corp., New Remy Merger Sub, Inc., Old Remy Merger Sub, Inc. and Fidelity National Financial, Inc.. In connection with the Merger, New Remy Holdco Corp. was re-named Remy International, Inc. and became the parent company of the Predecessor Registrant, with the Predecessor Registrant becoming Remy’s indirect wholly owned subsidiary. In the Merger, among other things, all outstanding shares of the Predecessor Registrant’s common stock were cancelled and automatically converted into the right to receive one Remy common share.
As a result of the Merger, Remy is the successor issuer to Predecessor Registrant pursuant to Rule 414 under the Securities Act. In accordance with paragraph (d) of Rule 414 under the Securities Act, Remy hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, as originally filed with the Securities and Exchange Commission (the “SEC”) by Remy International, Inc. or the Predecessor Registrant are hereby incorporated herein by reference:

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2013 filed on February 27, 2014;

•	Quarterly Report on Form 10-Q, for the quarter ended March 31, 2014 filed on April 30, 2014;

•	Quarterly Report on Form 10-Q, for the quarter ended June 30, 2014 filed on July 30, 2014;

•	Quarterly Report on Form 10-Q, for the quarter ended September 30, 2014 filed on October 29, 2014;

•	Current Report on Form 8-K filed on January 7, 2014;

•	Current Report on Form 8-K filed on June 13, 2014;

•	Current Report on Form 8-K filed on August 26, 2014;

•	Current Report on Form 8-K filed on September 9, 2014;

•	Current Report on Form 8-K filed on September 11, 2014;

•	Current Report on Form 8-K filed on November 7, 2014;

•	Current Report on Form 8-K filed on December 31, 2014;

•	Current Report on Form 8-K12B filed on December 31, 2014;

•	Definitive Proxy Statement for the 2014 Annual Meeting filed on April 30, 2014.

•
Proxy Statement/prospectus, dated December 1, 2014, containing audited financial statements for the combined financial statements of Remy International, Inc. and Fidelity National Technology Imaging, LLC.

•	The description of our common stock contained in Amendment No. 3 to the Registration Statement on Form S-4 (Registration No. 333-199182) filed with the SEC on November 25, 2014.
All documents filed by Remy International, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
The Certificate of Incorporation, or certificate of incorporation, of Remy eliminates the liability of directors to stockholders or Remy for monetary damages arising out of the directors’ breach of their fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Remy or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Remy’s certificate of incorporation also provides that no repeal or modification of such provision shall have an adverse effect on any right or protection of a director existing at the time of such repeal or modification.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such person is fairly and reasonably entitled to indemnity for such expenses the court deems proper under the circumstances.
The indemnification provisions contained in the certificate of incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.
Remy’s bylaws, as amended, to the extent permissible under the law, provide for indemnification of any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of Remy or any predecessor of Remy or serves or served any other enterprise as a director, officer or employee at the request of Remy or any predecessor of Remy.
In addition, Remy maintains insurance on behalf of its directors and executive officers insuring them against liability asserted against them in their capacities as directors or officers or arising out of such status.
In addition, the registrant and its directors and executive officers have entered into agreements providing for the indemnification of, and advancement of expenses to, such directors and executive officers to the fullest extent permitted under Delaware law.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.
Item 9. Undertakings.
The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures
The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pendleton, state of Indiana , on the 31st day of December 2014.

REMY INTERNATIONAL, INC.
By:	/S/ John J. Pittas
John J. Pittas
Director, President and Chief Executive Officer
December 31, 2014

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Jeremiah J. Shives and Barbara J. Bitzer in his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ John J. Pittas	Director, President and Chief Executive Officer (principal executive officer)	December 31, 2014
John J. Pittas

/S/ Barbara J. Bitzer	Vice President, Global Controller (principal accounting officer) (principal financial officer)	December 31, 2014
Barbara J. Bitzer

/S/ Lawrence F. Hagenbuch	Director	December 31, 2014
Lawrence F. Hagenbuch

/S/ George P. Scanlon	Director	December 31, 2014
George P. Scanlon

/S/ J. Norman Stout	Director	December 31, 2014
J. Norman Stout

/S/ Douglas K. Ammerman	Director	December 31, 2014
Douglas K. Ammerman

/S/ John H. Weber	Director	December 31, 2014
John H. Weber

EXHIBIT INDEX

Exhibit Number	Description
3.1
Remy International, Inc. (f/k/a New Remy Holdco Corp.) Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K12B of Remy International, Inc., filed on December 31, 2014.

3.2
Certificate of Amendment to Remy International, Inc. (f/k/a New Remy Holdco Corp.) Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K12B of Remy International, Inc., filed on December 31, 2014.

3.3
Remy International Inc. (f/k/a New Remy Holdco Corp.) Amended and Restated Bylaws, incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K12B of Remy International, Inc., filed on December 31, 2014.
.

5.1	Opinion of Willkie Farr & Gallagher LLP
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 to this registration statement).
24.1	Power of Attorney (included on signature page).